Exhibit 10.21

AMENDMENT TO CONSULTING AGREEMENT

This Agreement is made this 8th day of December, 2010 between EcoReady Corporation, formerly CentraCan Incorporated, a Florida Corporation (“CentraCan”) and Michael Caridi, a resident of the State of Connecticut (“Caridi”).

WHEREAS, CentraCan and Caridi entered into a Consulting Agreement dated June 1, 2010 (the “Consulting Agreement”) under which Caridi agreed to perform certain defined services for CentraCan and CentraCan agreed to compensate Caridi for those services; and

WHEREAS, CentraCan and Caridi have agreed to and desire to terminate the Consulting Agreement, effective December 1, 2010; and

WHEREAS, the parties to the Consulting Agreement may amend the Consulting Agreement in writing signed by both parties pursuant to Paragraph  16 thereof;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are expressly acknowledged and agreed to by CentraCan and Caridi, the parties agree as follows:

1.	Centracan will issue Caridi 300,000 shares of EcoReady common stock
2.	Paragraph 5 of the Consulting Agreement is amended to read as follows:

5.      Term and Termination. The term of this Agreement shall be six (6) months from the date of execution. This Agreement may not be assigned by a party without the consent of the other party.

3.	All amounts payable under the Consulting Agreement, as amended, which have not been paid shall be cancelled and no longer payable.

4.	Except as amended hereby, the terms and conditions of the Consulting Agreement shall not be changed or amended.

WHEREFORE, the parties have duly executed this Agreement intending to be fully bound thereby on the date first above written.

EcoReady Corporation

By:	/s/ Boris Rubizhevsky
Boris Rubizhevsky,
President and CEO

/s/ Michael Caridi
Michael Caridi